Exhibit 99.2





FOR IMMEDIATE RELEASE:                                       NEWS
September 12, 2000                Nasdaq National Market - VARLE*

                  VARI-L ANNOUNCES ESTIMATE OF WRITE-DOWN
          KPMG Accepts Assignment to Audit Financials Statements

DENVER, Colorado -- Vari-L Company, Inc. (Nasdaq National Market - VARLE*), a leading provider of advanced components for the wireless telecommunications industry, today announced that it will restate its previously issued financial statements, reducing stockholder's equity by $30 to $35 million. This estimate has been prepared by management and includes write-downs of assets and changes in liabilities identified in a preliminary report by KPMG LLP. The Audit Committee of the Board of Directors engaged KPMG LLP in June to investigate the Company's financial reporting practices.

The restatement will consist primarily of adjustments to property and equipment, inventory, and other assets. As a result of these adjustments, the Company intends to restate its financial results for 1998, 1999 and the first quarter of 2000. Adjustments to periods before 1998 will be reported as a charge to retained earnings as of December 31, 1997.

The Company intends to adjust the carrying value of property & equipment to reflect significantly reduced capitalized labor costs, shorter economic asset lives, reduced residual values, and to eliminate certain items that do not qualify for capitalization. The Company also intends to adjust inventory to increase the reserve for obsolescence of certain items and to bring carrying values in line with recalculated standard costs. In addition, the Company intends to adjust other assets to eliminate the capitalization of internal labor and certain other deferred costs related
to patents and ISO 9001 registration.   The adjustment will also reflect a
reduction in the estimated useful lives of certain patents. The adjustments will also reflect additional accrued expenses, a reduction in prepaid expenses, as well as the elimination of deferred income tax liabilities. Of the total write-down, management's preliminary estimate is that approximately 80% of the adjustment relates to property and equipment , 14% to inventory, and 6% to other assets and liabilities.

In a related matter, the Company also announced that KPMG has been engaged to perform an audit of the Company's financial statements. The Company and KPMG expect the audit to be completed during the fourth quarter. KPMG is evaluating the scope of the audit for 1998 and 1999.

"We are working diligently with KPMG to strengthen the Company's internal controls and accounting practices. Obviously, these non-cash adjustments don't directly affect our current operations," said Pete Pappas, Vari-L Chief Executive Officer. "The Company remains focused on innovation, manufacturing and design excellence. As we announced last week, manufacturing operations have continued without interruption, and the Company continues to produce and ship products around the world."


As previously announced, the Company intends to request a review of Nasdaq's decision to delist the Company. Trading of the Company's stock was halted in July after the Company's former independent accounting firm resigned. "We are making progress in resolving the Company's accounting issues and will keep our shareholders fully informed as new developments occur," Pappas said.

Through its headquarters in Denver, Vari-L designs, manufactures and markets wireless communications components that generate or process radio frequency (RF) and microwave frequency signals. Vari-L's patented products are used in commercial infrastructure equipment (including cellular/paging/PCS base stations and repeaters, fixed terminal point to point/multi-point data radios including LMDS/MMDS), consumer subscriber products (advanced cellular/PCS/satellite handsets, web-enabled smart phones, 2-way pagers, wireless PDAs, home networking), and military/aerospace platforms (satellite communications/telemetry, missile guidance, electronic warfare, electronic countermeasures, battlefield communications). Vari-L serves a diverse customer base of the world's leading technology companies, including Adaptive Broadband, Agilent Technologies, Digital Microwave, Ericsson, Glenayre Technologies (Wireless Access), Harris, Hughes, Lockheed Martin, Lucent Technologies, Microwave Data Systems, Mitsubishi, Motorola, NEC, NeoPoint, Netro, Newbridge Networks, Nokia, Northrop Grumman, Novatel Wireless, Raytheon, Samsung, and Siemens.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which the Company's products are integrated, governmental action relating to wireless communications licensing and regulation, the accuracy of the Company's internal projections as to the demand for certain types of technological innovation, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts, the outcome of pending and threatened litigation and regulatory actions, the success of the Company's efforts to engage a new independent accounting firm and that firm's efforts to re-audit prior years, future economic conditions generally, as well as other factors.

*The Company's common stock was delisted on September 7, 2000.

                                    ###

                                 CONTACTS:
Vari-L Company, Inc.                               Johnston Wells
Pete Pappas, CEO                                    Marj Charlier
303/371-1560                                         303/623-3366

                                           Pfeiffer Public Relations, Inc.
                                                              Jay Pfeiffer
                                                              303/393-7044